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                                                                Exhibit 21.1

  (i) Quantum Structures & Designs, Inc., an Illinois corporation

 (ii) Naegele Outdoor Advertising Company, a Delaware corporation

(iii) Outdoor Advertising Holdings, Inc., a Delaware corporation

 (iv) Tanner Acquisition Corporation, a Delaware corporation

  (v) Universal Outdoor Management Company, a Delaware corporation

 (vi) Matthew Acquisition Corp., a Delaware corporation

(vii) Universal Outdoor, Inc., an Illinois corporation*

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* The Company owns 100% of the outstanding shares of Universal Outdoor, Inc.
The entities set forth in (i) through (vi) are owned by Universal Outdoor, Inc.